Exhibit 10.15

January 30, 2004

Mr. James T. Anderson

Re:          Separation Agreement and Release

Dear Jim:

As you know, for the past two months we have been discussing with you the change in leadership at Zomax.  In addition, there was a disagreement between you and Zomax as to the amount of your severance pay.  The disagreement has been resolved.  In consideration of this Agreement, both you and Zomax have agreed to the following terms.

1.             End of Employment.

a.                                       Your employment and officership with Zomax will terminate effective at the close of business January 30, 2004 (the “Termination Date”); you will be paid your current salary through that date.  To reflect the fact that you are entitled to thirty (30) days notice, you will be paid an additional thirty (30) days of compensation equal to your current monthly salary.  This amount will be paid on February 23, 2004.  In consideration for this additional payment you release and waive any rights, claims and actions you may have for bonuses, vacation pay or any other benefits arising out of this notice period.

b.                                      Your last official day in the office will be January 30, 2004.  You will, however, be able to access your office as you and Anthony Angelini reasonably agree, but not later than April 30, 2004, to attend to “clean-up issues” or personal matters.  During this period you have agreed to assist Anthony Angelini in the CEO transition, as he may reasonably request, without compensation.

c.                                       By signing this Agreement, you agree and acknowledge that you are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement.

2.             Separation Payments.  Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, Zomax agrees to pay you the following amounts, in addition to your salary through January 30, 2004.

a.             Accrued vacation benefits equal to your accrued hours, as if your employment was terminated as of February 29, 2004, multiplied by the hourly rate on your most recent paycheck.

b.                                      Severance of $2.0 million.

c.             You and your family shall be entitled to continued participation in Zomax’s group medical insurance plan, as it exists from time to time, at Zomax’s expense for a five-year period following the Termination Date, subject to termination of participation upon your becoming entitled to comparable benefits on subsequent employment.  By your signature below, you acknowledge and agree that Zomax may modify or terminate its group medical insurance plan at any time and that you shall have the same right to participate in such plan only as is provided on an equivalent basis to Zomax’s employees.

Neither of the payments described in this Section 2a and Section 2b above will be eligible for 403(b) matching contributions.  Both payments will be less applicable withholding and deductions. The vacation benefits will be paid in a lump sum on February 23, 2004.  The severance pay described in Section 2b above shall be paid within sixty (60) days after the expiration of the rescission periods described in Section 8 of this Agreement.

The payments described in this Section 1a and this Section 2 shall be considered timely if delivered to you by Federal Express at your home address in Florida and postmarked on the date payment is due.  If the date payment would be due falls on a weekend or holiday, payment shall be considered timely if delivered to you on the next business day following such weekend or holiday.

3.             Chairman of the Board.  You will continue to serve as Chairman of the Board until the next annual meeting of shareholders.  You will receive Board fees equal to twenty-five percent (25%) of the current annual retainer paid to all non-management directors not serving on committees.

4.             Other Board Positions.  Effective as of the Termination Date, you will agree to resign as a director of Microgistix, Inc. and any subsidiary of Zomax.

5.             Stock Options.  You will be entitled to exercise your incentive and nonqualified stock options in whole or in part at any time for one hundred twenty (120) days after the Termination Date.  You agree, however, that you will not buy or sell any Zomax securities during the black out periods, as described in the Zomax Insider Trading Policy.  Once you are no longer serving as a director of Zomax you will no longer be bound by Zomax’s Insider Trading Policy, but you should consult your personal attorney should you decide to make any trades of Zomax securities within six months of the last day of your service as a director of Zomax.  Zomax will continue to assist you in reporting any transactions in Zomax securities under Section 16 for the period in which you remain bound by Section 16 reporting requirements.  It will be your responsibility to provide Zomax on a timely basis the necessary information required to adhere to the Section 16 reporting requirements.

6.             Release of Claims.  Specifically in consideration of the separation payments described in Section 2, and to which you would not otherwise be entitled, by signing this Agreement you and Zomax, for themselves and anyone who has or obtains legal rights or claims through them, agree to the following:

a.             Subject to the exceptions set forth below in this Section 6a, you and Zomax (as defined in Section 6e below) hereby do release, agree not to sue, and forever discharge each other of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, or demands of any kind whatsoever, they have or might have against each other, whether known or unknown, in law or equity, contract or tort, arising out of the termination of your employment.  The foregoing release does not extend to the attorneys’ fees, costs and disbursements which Zomax has agreed to advance to you in connection with any civil shareholders’ or SEC enforcement action brought against you arising directly from the SEC’s current investigation of Zomax, you and other parties.  Your right to the advance of attorneys’ fees and costs is subject to the continuing validity of the Undertaking submitted by you in connection with Zomax’s agreement to advance such attorneys’ fees and expenses.  In addition, this release does not preclude you from seeking from Zomax or through legal action indemnification and/or an advance of attorney’s fees and costs in any action relating to your time at Zomax as an employee or director.  Such will also be the case should a criminal action be commenced against you arising out of the current SEC investigation.  Neither does anything in this Section 6 require Zomax without an order of the court to advance to you attorneys’ fees and costs in any criminal action brought against you or adversely affect your right to any applicable insurance coverage for officers, directors and employees or indemnification under applicable statutes and the bylaws, policies and Board resolutions of Zomax for matters unrelated to the current SEC investigation.

b.             This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation pay and/or benefits, defamation, invasion of privacy, negligence, breach of contract, estoppel, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance or any other protected class, or sexual or other harassment.

You hereby waive any and all relief not provided for in this Agreement.  You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with Zomax and you agree not to seek employment with Zomax.

c.             Subject to the exceptions set forth in Section 6a above, you affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against Zomax, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws.  If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payment and benefits described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action.

d.             You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 403(b) plan by virtue of your employment with Zomax, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments specifically promised to you under this Agreement, or (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

e.             Zomax, as used in this Section 6, shall mean Zomax Incorporated and its subsidiaries, related and affiliated entities, and as to all matters relating to Zomax, its and their present and former officers, directors, shareholders, trustees, and employees, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Zomax, in their official and individual capacities.

7.             Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period.  By signing this Agreement, you acknowledge and agree that Zomax has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to you.  Zomax encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

8.             Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims contained in Section 6 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must

a.             Be in writing; and

b.             Delivered to Anthony Angelini, Zomax Incorporated, 5353 Nathan Lane, Plymouth, MN 55442

c.             If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Anthony Angelini, as set forth above, and sent by certified mail, return receipt requested.

This Agreement will be effective upon the expiration of the 15-day period without rescission.  You understand that if you rescind this Agreement in accordance with this Section 8, you will not receive the separation payments described in Section 2 and you will be obligated to return any such payments if already received.

9.             Post-Employment Restrictions.  You are bound by certain post-employment restrictions contained in Sections 9, 12, and 13 of your Employment Agreement dated January 1, 1999 (the “Employment Agreement”).  In further consideration of the severance payment and benefits described in this Agreement, you agree that you are and you continue to be bound by the post-employment restrictions and obligations contained in Sections 9, 12, and 13 of the Employment Agreement.

10.           Return of Property.  By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Zomax are the sole property of Zomax.  By signing this Agreement you further agree and represent that you have returned to Zomax all of its property, including but not limited to, all Company records, emails, and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Zomax, except that you are allowed to retain copies of such materials as you deem necessary to defend yourself in any legal actions relating to or arising out of your employment by Zomax, including without limitation, those materials now in the possession of you and your legal and financial advisers.  As to the materials in your possession, you will advise Zomax in writing which materials are in your possession which may be described by category rather than on an individual basis.  It is expressly agreed, moreover, that you may copy the contents of any hard drive of the computer(s) you used while the CEO of Zomax.  To the extent that it is appropriate and to the extent that copies of Company records, emails, hard drives and other documents not retained by you are required by you or your counsel in connection with the SEC enforcement action or any Department of Justice, shareholder or other legal and administrative action, you will be provided with such copies in a timely manner, subject to your agreement, as with the retained items mentioned above, to keep such records, emails, hard drives or documents confidential.  Anthony Angelini will consult with you in connection with all matters related to this Section 10.

11.           Confidential and Proprietary Information.  By signing this Agreement, you acknowledge and agree that you have had access in your employment with Zomax to confidential information of Zomax and further acknowledge and agree that the release or disclosure of any confidential information of Zomax will cause Zomax irreparable injury.  By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential information of Zomax, except as may be required by legal process.  For purposes of this Agreement, the term “confidential information” shall include, but not be limited to, information or compilation of information that you have learned or developed during the course of your employment with the Company that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use.  It includes but is not limited to trade secrets, inventions, discoveries, and may relate to such matters as research and development, manufacturing processes, management systems and techniques and sales and marketing plans and information.

12.           Non-Disparagement and Confidentiality.  The parties hereby agree not to disparage the other or disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the contents and terms of this Agreement or the circumstances of your departure from Zomax, except as required by law and as set forth in the year-end press release which you have reviewed.  Notwithstanding the foregoing, you may discuss this confidential information with your legal and financial advisors and your spouse, provided they agree to keep the information confidential, or as otherwise required by law.

13.           Remedies.  If you or Zomax breach any term of this Agreement, the other party shall be entitled to its available legal and equitable remedies against the breaching party, including but not limited to suspending and recovering any and all payments made or to be made under this Agreement.  Both parties further agree that, if either breaches or threatens to breach Sections 10, and 12 of this Agreement, the non-breaching party shall be entitled as a matter of right to injunctive relief and reasonable attorneys’ fees, costs, and expenses, in addition to any other remedies available at law or equity.  Moreover, Zomax will be entitled to those same remedies in the event you breach Sections 9 or 11.  The parties further agree that, if either breaches any restriction contained in Section 12 of your Employment Agreement (as incorporated by reference in Section 9 of this Agreement), then the time period for such restriction(s) shall be extended by the length of time that you were in breach.  If Zomax seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

14.           Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the written agreement of Zomax.  Should you die prior to the completion of all of the terms of this Agreement, any remaining benefits will inure to your heirs and/or the personal representative of your estate.  The rights and obligations of this Agreement shall inure to the successors and assigns of Zomax.

15.           Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

16.           Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

17.           Full Agreement.  This Agreement contains the full agreement between you and Zomax and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for Sections 9, 12, and 13 of the Employment Agreement, which shall remain in full force and effect.

18.           Acknowledgment of Reading and Understanding.  By signing this Agreement, both parties acknowledge that they have read this Agreement, including the release of claims contained in Section 6, and understand its terms and conditions.  By signing this Agreement, the parties also acknowledge and agree that they have entered into this Agreement knowingly and voluntarily.

19.           No Inference or Presumption

Nothing in this Agreement presumes, infers or constitutes an acknowledgement of wrongdoing of any kind.

20.           Supercedes Previous Agreement.  It is expressly understood and agreed that to the extent the terms of Anderson’s Employment Agreement (as cited above) conflict with the terms of this Agreement, the terms of this Agreement shall supercede and displace the employment agreement and be in all respects controlling.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing both copies.  Please then return one copy of this Agreement in the envelope provided.  You should keep the other copy for your records.

Sincerely,

ZOMAX INCORPORATED

By /s/ Anthony Angelini
Anthony Angelini
Its President and Chief Operating Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, James T. Anderson, acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Separation Agreement and Release.

•                  I have read this Separation Agreement and Release carefully.

•                  I understand and agree to all of the terms of the Separation Agreement and Release.

•                  I am knowingly and voluntarily releasing my claims, as described in Section 6 of the Separation Agreement and Release, against Zomax.

•                  I have not, in signing this Agreement, relied upon any statements or explanations made by Zomax except as for those specifically set forth in this Separation Agreement and Release.

•                  I intend this Separation Agreement and Release to be legally binding.

•                  I am signing this Separation Agreement and Release on or after my last day of employment with Zomax.

Accepted this 30th day of January , 2004.

/s/ James T. Anderson
James T. Anderson